Exhibit 99.1

Emisphere Reports Second Quarter 2015 Financial Results

Management to Host Conference Call Today at 8:30 AM ET

ROSELAND, N.J., August 12, 2015 - Emisphere Technologies, Inc. (OTCBB: EMIS) today reported financial results for the quarter ended June 30, 2015, and provided a corporate update.

“During the second quarter, we continued to execute on the U.S. commercial launch of oral Eligen B12™ Rx, the first oral prescription product for the treatment of patients with documented vitamin B12 deficiency,” said Alan L. Rubino, President and Chief Executive Officer of Emisphere. “We are pleased to see growing interest from the physicians we’ve initially targeted and the resulting incremental growth in sales.”

Mr. Rubino continued, “Even as we continue to commercialize Eligen B12, we remain focused on advancing our global business development efforts, with a goal of building new, high-value partnerships while continuing to expand upon existing partnerships; evaluating commercial opportunities for new prescription medical foods; and promoting new uses for our Eligen Technology, including new Eligen B-12 international licensing initiatives as well as additional pharmaceutical partnerships around our proprietary Eligen Technology. We look forward to providing you with updated information as the roll out of Eligen B12 and our business development activities progress.”

SECOND QUARTER 2015 HIGHLIGHTS

•	U.S. Rollout of Eligen B12 Continues: In March 2015, Emisphere launched Eligen B12, the first once-daily oral prescription medical food tablet shown to normalize B12 levels without the need for an injection. Eligen B12 is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is the first product to be commercialized using Emisphere’s advanced Eligen Technology, which utilizes a carrier, salcaprozate sodium (SNAC), to enable B12 to pass through the gastric lining and directly into the bloodstream even in the absence of intrinsic factor, a protein made in the stomach that normally facilitates B12 absorption.

•	Global Eligen Technology Business Development Initiatives Continuing: During the second quarter of 2015, Emisphere continued to advance its business development activities. The current focus of the Company’s business development initiatives is on smaller, next-generation proteins and peptides; proven and/or approved drug compounds; and the development of new oral formulations to replace injectables.

SECOND QUARTER 2015 FINANCIAL RESULTS

Revenue for the quarter ended June 30, 2015, was $88,000 compared to no revenue for the second quarter ended June 30, 2014. The increase in revenue was due to sales revenues from Eligen B12, which was launched in March 2015.

Total operating expense for the second quarter of 2015 was $4.6 million compared to $1.5 million for the same period in 2014, an increase of $3.1 million or 200 percent. Total operating expenses include research and development (R&D) and selling, general and administrative (SG&A) costs. For the second quarter of 2015, R&D expenses were $59,000 compared to $289,000 thousand for the same period in 2014. For the second quarter of 2015, SG&A expenses were $4.5 million compared to $1.2 million for the same period in 2014. The increase in total operating expenses is due primarily to increased sales, marketing and other commercial costs in connection with the introduction of Eligen B12.

For the quarter ended June 30, 2015, Emisphere reported net income of $7.1 million, or $0.12 per basic and $(0.04) per diluted share, compared to net loss of $8.1 million, or $0.13 per basic and diluted share, for the same period last year. The $7.1 million net income for the quarter ended June 30, 2015 was due primarily to a $13.9 million decrease in the fair value of derivatives, offset partially by $4.6 million operating expense and $2.2 million interest expense.

Weighted average basic shares were 60,687,478 and diluted shares were 123,445,160 for the quarter ended June 30, 2015; and weighted average basic and diluted shares outstanding were 60,687,478 for the quarter ended June 30, 2014.

YEAR TO DATE FINANCIAL RESULTS

Revenue for the six months ended June 30, 2015, was $94,000 compared to no revenue for the six months ended June 30, 2014. The increase in revenue was due to sales revenues from Eligen B12.

Total operating expense for the six months ended June 30, 2015 was $9.2 million compared to $3.9 million for the same period in 2014, an increase of $5.3 million or 138 percent. Total operating expenses include R&D and SG&A costs. For the six months ended June 30, 2015, R&D expenses were $287,000 compared to $651,000 thousand for the same period in 2014. SG&A expenses were $9.0 million compared to $3.2 million for the same period in 2014. The increase in total operating expenses is due primarily to increased sales, and marketing and other commercial costs in connection with the introduction of Eligen B12.

For the six months ended June 30, 2015, Emisphere reported a net loss of $25.8 million, or $0.43 per basic and diluted share, compared to net loss of $11.4 million, or $0.19 per basic and diluted share, for the same period last year. The $25.8 million net loss for the six months ended June 30, 2015 was due to a $12.5 million increase in the fair value of derivatives, $9.2 million operating expenses and $4.1 million interest expense.

Weighted average basic and diluted shares outstanding for the periods ended June 30, 2015 and June 30, 2014 were 60,687,478.

LIQUIDITY

As of June 30, 2015, Emisphere had approximately $3.2 million in cash, a net decrease of $0.4 million from December 31, 2014; approximately $8.1 million working capital deficiency; a stockholders’ deficit of approximately $137.7 million; and an accumulated deficit of approximately $540.0 million. On July 1, 2015, Emisphere borrowed the final $2.0 million in original principal amount on its $20.0 million secured credit facility from MHR. Management believes that with the funding received through the Loan Agreement, assuming attainment of milestones, the Company has sufficient capital to execute our Eligen B12 commercialization plans and to continue operations through approximately the end of 2015. The Company’s future capital requirements beyond 2015 and financial success depend largely on the commercial success of the Eligen B12 prescription product and the Company’s ability to leverage existing partnerships and secure new partnering opportunities.

CONFERENCE CALL AND WEBCAST INFORMATION

The live webcast of the conference call can be accessed through the Company’s web site at www.emisphere.com. The call can also be accessed by dialing (877) 303-9483 (United States and Canada) or (760) 666-3584 (international), and entering Conference ID# 4161728. In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 11:30 am ET on Wednesday, August 12, 2015, through 11:59 pm ET on September 1, 2015, by calling (855) 859-2056 (United States and Canada) or (404) 537-3406 (International), and entering Conference ID# 4161728.

ABOUT ELIGEN B12™

Eligen B12 is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency that is associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is designed so that patients only need to take a single oral tablet (cyanocobalamin 1000 mcg/salcaprozate sodium [SNAC] 100 mg) of B12 daily.

Eligen B12 is the first and only prescription medical food that has been shown to normalize vitamin B12 to levels that are comparable to an intramuscular (IM) injection of B12. In a study that compared the impact of Eligen B12 and IM B12 on plasma B12 levels in 50 patients with demonstrated B12 deficiency (serum B12 < 350 pg/mL), both products normalized B12 levels by Day 15 (first observation) and maintained normal levels over the duration of the study (three months). In a study that compared bioavailability in 20 healthy subjects of Eligen B12 with that of a standard oral B12 supplement, the bioavailability of Eligen B12 was 5.09 percent compared with 2.16 percent, which is more than double the bioavailability of the conventional over-the-counter oral B12 supplement formulation at the same dose.

Eligen B12 was developed as a medical food as defined in section 5(b) of the Orphan Drug Act (21 U.S.C. 360ee (b) (3) as a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.

For more information, visit www.eligenb12.com.

ELIGEN B12™ IMPORTANT SAFETY INFORMATION

Those with an allergy to B12, cobalt or any ingredients of Eligen B12 should not take this product. Eligen B12 should not be taken by people who have Leber’s disease, which physicians may refer to as hereditary optic nerve atrophy. Cyanocobalamin (B12) can lead to optic nerve damage (and possibly blindness) in people with Leber’s disease. Note that Eligen B12 has not been studied in patients below 18 years of age.

ABOUT EMISPHERE’S ELIGEN® TECHNOLOGY

Emisphere’s proprietary Eligen® Technology facilitates the absorption of difficult-to-deliver small and large molecules that typically are only available as injectables, without altering their chemical form, biological integrity or pharmacological properties, making it possible to avoid injections for drug administration. Eligen Technology offers improved safety, broad applicability, stand-alone delivery, versatility of formulation and ease of manufacture.

ABOUT EMISPHERE

Emisphere is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12, in the U.S. in March 2015. Beyond Eligen B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new, orally delivered therapeutics. For more information, please visit www.emisphere.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability to capture market share for oral Eligen B12™ or any potential products, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005

mgarone@emisphere.com

INVESTOR CONTACT:

Susan Kim

Argot Partners

(212) 600-1902

susan@argotpartners.com

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three and six months ended June 30, 2015 and 2014

(in thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014

Revenue, net of discounts and allowances	$88	$—	$94	$—
Cost of Revenue	55	—	80	—

Gross Profit	33	—	14	—

Costs and expenses:
Research and development	59	289	287	651
Selling, general and administrative expenses	4,535	1,247	8,952	3,226
Depreciation and amortization	3	3	7	7

Total costs and expenses	4,597	1,539	9,246	3,884

Operating loss	(4,564)	(1,539)	(9,232)	(3,884)

Other non-operating income (expense):
Other income:	3	—	7	10
Change in fair value of derivative instruments
Related party	13,493	(4,864)	(12,117)	(6,145)
Other	433	(198)	(420)	(183)
Interest expense related party, net	(2,229)	(1,468)	(4,070)	(2,909)

Total other non-operating income (expense)	11,700	(6,530)	(16,600)	(9,227)

Net income (loss) before tax incentive	7,136	(8,069)	(25,832)	(13,111)
Income tax incentive	—	—	—	1,684

Net income (loss)	$7,136	$(8,069)	$(25,832)	$(11,427)

Net income (loss) per share, basic	$0.12	$(0.13)	$(0.43)	$(0.19)
Net income (loss) per share, fully diluted	$(0.04)	$(0.13)	$(0.43)	$(0.19)
Weighted average shares outstanding, basic	60,687,478	60,687,478	60,687,478	60,687,478
Weighted average shares outstanding, diluted	123,445,160	60,687,478	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES INC.

CONDENSED BALANCE SHEETS

JUNE 30, 2015 AND DECEMBER 31, 2014

(in thousands, except share and per share data)

	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$3,247	$3,683
Accounts Receivable	130	—
Inventory	2,802	2,068
Prepaid expenses and other current assets	1,119	188

Total Current Assets	7,298	5,939
Equipment and leasehold improvements, net	18	25
Security deposits	24	24

Total assets	$7,340	$5,988

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,124	$1,846
Deferred Revenue	175	—
Derivative instruments
Related party	12,458	5,548
Others	659	239

Total current liabilities	15,416	7,633
Notes payable, related party, net of related discount	56,618	44,546
Derivative instruments
Related party	31,284	24,133
Deferred revenue, non-current	41,616	41,616
Royalty payable	53	—
Deferred lease liability, non-current and other liabilities	6	10

Total liabilities	144,993	117,938

COMMITMENTS AND CONTINGENCIES Stockholders’ deficit:
Preferred stock, $.01 par value; 4,000,000 shares authorized; none issued and outstanding
Common stock, $.01 par value; 400,000,000 shares authorized; issued 60,977,210 shares (60,687,478 outstanding) as of June 30, 2015 and December 31, 2014	610	610
Additional paid-in-capital	405,660	405,531
Accumulated deficit	(539,971)	(514,139)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(137,653)	(111,950)

Total liabilities and stockholders’ deficit	$7,340	$5,988